Exhibit 99.1

UNIFY REPORTS FOURTH QUARTER AND
YEAR END FISCAL 2008 FINANCIAL RESULTS

- Fiscal 2008 Revenue Increases 77% Over 2007
- Net Income of $1.6 Million, EPS of $0.23 for 2008
- Generates Operating Cash Flow of $3.3 Million in 2008
- Provides Fiscal 2009 Guidance

SACRAMENTO, Calif., – June 24, 2008 – Unify Corp. (OTC BB: UFYC), a global provider of application modernization software, today announced financial results for its fiscal fourth quarter 2008 and year-ended April 30, 2008.

Fiscal Fourth Quarter Financial Results:

The Company reported total revenues in the fourth quarter of fiscal 2008 of $5.1 million, up 28%, compared to $4.0 million in the fourth quarter of fiscal 2007. Software licenses revenue increased 26% to $2.2 million, compared to $1.7 for the fiscal fourth quarter in 2007. Services revenue was up 30% to $2.9 million, compared to $2.2 million for the same quarter of the prior year.

Gross margin was 89%, compared to 91%, for the fourth quarter of last year. Fourth quarter income from operations was $245,000, compared to a loss from operations of $281,000 for the fourth quarter of fiscal 2007. Net income was $77,000 or $0.01 per share for the fourth quarter of fiscal 2008 compared to a net loss of $584,000 or $0.10 loss per share in the fourth quarter of fiscal 2007. Included in the fiscal 2008 fourth quarter’s operating results is a $276,000 charge for costs related to the closure of the Company’s German subsidiary.

Non-GAAP net income for the quarter was $606,000 or $0.08 per share, compared to a non-GAAP net loss of $279,000 or $0.05 loss per share in the same quarter of last year. In addition to the closure of the German subsidiary, the fourth quarter’s operating expenses included approximately $100,000 for Sarbanes – Oxley compliance consulting and over $150,000 in year-end royalty and performance-based compensation adjustments.

Adjusted EBITDA for the fourth quarter was $785,000 compared to negative $44,000 last year.

Fiscal 2008 Financial Results:

For fiscal 2008, the Company reported total revenues of $19.8 million, up 77% as a result of organic and acquisition related growth, compared to $11.2 million for fiscal 2007. Software licenses revenue for fiscal 2008 increased 93% to $8.5 million, compared to $4.4 million for fiscal 2007. Services revenue was up 67%, to $11.3 million, compared to $6.8 million for the prior year.

Gross margin increased to 92% compared to 87% in fiscal 2007. Income from operations was $2.7 million, including the $276,000 charge for costs related to the closure of the Company’s German subsidiary during the fourth quarter, compared to a loss from operations of $888,000 for fiscal 2007.

Net income for fiscal 2008 was $1.6 million or $0.23 per share, compared to a net loss of $2.8 million or a $0.47 loss per share for fiscal 2007. Non-GAAP net income was $3.1 million or $0.43 per share for fiscal 2008, compared to a non-GAAP net loss of $2.2 million or $0.38 per share in last fiscal year. Non-GAAP net income was calculated by taking the Company’s net income and adjusting for amortization of intangibles and discount on notes, non-cash stock based compensation and one-time expenses.

Adjusted EBITDA for fiscal 2008 was $4.1 million compared to a negative $279,000 for the 2007 fiscal year. Adjusted EBITDA is calculated by taking the Company’s operating income and adjusting for depreciation, amortization, non-cash stock based compensation and one-time expenses.

Unify achieved positive cash flow from operations of $3.3 million, or 17%, for fiscal 2008, ending the year with total cash and cash equivalents of $2.7 million. Cash is up 56% sequentially from $1.7 million at the end of the third quarter and up 30% year-over-year from $2.1 million at April 30, 2007.

Fully diluted share count used for GAAP and non-GAAP earnings per share calculations in the fourth quarter of fiscal 2008 was 8.0 million

Business Discussion:

“Fiscal 2008 was a transformational year for Unify,” commented Todd Wille, CEO of Unify. “We successfully completed the acquisition and integration of Gupta, attained year-over-year growth across all of our reporting metrics and demonstrated effective execution of our strategy. Looking forward, we expect additional acquisition activities to complement our organic growth strategies.

“In our database and development software business, we grew our customer base, adding over 220 new customers in 2008. In addition, we launched enhanced products to fit the needs of our customers and broadened our geographic reach by attaining new customers in emerging markets such as Eastern Europe and Latin America. The software business remains strong with stable cash flow enabling us to grow our Composer business in 2009.”

Mr. Wille continued, “In the last four months of fiscal 2008, we added seven new customers to our Composer business for a total contract value of over $1.1 million, of which $125,000 was recognized in fiscal 2008. During the fourth quarter, we closed four pilots and two multi-application migration projects in addition to the two pilots that were closed in our third quarter. For one customer, the successful pilot project led to a larger migration deal. We have built a solid pipeline of opportunities for 2009 and are making additional investments in Composer, including resources to accelerate our Microsoft and EMC partnerships, to further penetrate the $2 billion Lotus Notes application migration opportunity.”

FY09 Earnings Guidance:

Based on current conditions, Unify believes it can achieve revenue growth of at least 10% and non-GAAP net income growth of at least 15% in fiscal 2009.

Investor Conference Call:

Unify management will host a conference call today, June 24, 2008, at 2:00 p.m. PT (5:00 p.m. ET) to review the fiscal 2008 fourth quarter and year-end financial results. The call can be accessed by dialing (800) 218-8862. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available over the Internet at www.unify.com in the Investor Relations section. A replay of the call will be available approximately one hour following the end of the call through 11:59 p.m. PT on Tuesday, July 1, 2008 by dialing (800) 405-2236 and entering the following passcode: 11115365#.

About Unify

Unify is a global provider of application modernization solutions. The company has a rich heritage of delivering enterprise software and services for modernizing and maximizing applications and data while providing significant and measurable return on investment for customers. Unify’s market leading technologies help organizations drive business optimization, improve collaboration, increase customer service and reduce costs. Unify is headquartered in Sacramento, Calif., with offices in London, Munich, Paris, and Sydney. Visit www.unify.com or email us at info@unify.com.

Use of Non-GAAP Financial Information
To supplement the Company's unaudited condensed consolidated financial statements presented in accordance with GAAP, Unify uses certain non-GAAP measures of financial performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP.

For more information on these non-GAAP financial measures including how they are calculated, please see the tables in this release captioned "Reconciliation of GAAP to Non-GAAP" which includes a reconciliation of the GAAP results to non-GAAP results.

Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company. We wish to caution you that these statements involve risks and uncertainties and actual events or results may differ materially. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are general market conditions, unfavorable economic conditions, our ability to execute our business strategy, the effectiveness of our sales team and approach, our ability to target, analyze and forecast the revenue to be derived from a client and the costs associated with providing services to that client, the date during the course of a fiscal year that a new client is acquired, the length of the integration cycle for new clients and the timing of revenues and costs associated therewith, our client concentration given that the Company is currently dependent on a few large client relationships, potential competition in the marketplace, the ability to retain and attract employees, market acceptance of our service programs and pricing options, our ability to maintain our existing technology platform and to deploy new technology, our ability to sign new clients and control expenses, the possibility of the discontinuation of some client relationships, the financial condition of our clients' business and other factors detailed in the Company's filings with the Securities and Exchange Commission, including our recent filings on Forms 10-K and 10-Q.

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UNIFY CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	April 30,	April 30,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$2,692	$2,064
Accounts receivable, net	5,092	4,227
Prepaid expenses and other current assets	529	520
Total current assets	8,313	6,811

Property and equipment, net	346	229
Other investments	—	214
Goodwill	5,643	5,283
Intangibles, net	2,197	2,643
Other assets, net	179	474
Total assets	$16,678	$15,654

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$326	$620
Current portion of long term debt	8	1,361
Accrued compensation and related expenses	1,661	804
Accrued acquisition costs	—	508
Other accrued liabilities	895	1,284
Deferred revenue	6,580	5,577
Total current liabilities	9,470	10,154

Long term debt, net	1,334	4,910
Other long term liabilities	455	121

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock	7	6
Additional paid-in capital	68,215	64,973
Accumulated other comprehensive income	119	45
Accumulated deficit	(62,922)	(64,555)
Total stockholders’ equity	5,419	469
Total liabilities and stockholders’ equity	$16,678	$15,654

UNIFY CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	April 30,		April 30,
	2008	2007	2008	2007
Revenues:
Software licenses	$2,170	$1,718	$8,539	$4,432
Services	2,903	2,235	11,286	6,755
Total revenues	5,073	3,953	19,825	11,187

Cost of Revenues:
Software licenses	97	91	226	377
Services	476	268	1,374	1,024
Total cost of revenues	573	359	1,600	1,401
Gross profit	4,500	3,594	18,225	9,786

Operating Expenses:
Product development	862	804	3,498	2,360
Selling, general and administrative	3,393	3,071	12,002	8,314
Total operating expenses	4,255	3,875	15,500	10,674
Income (loss) from operations	245	(281)	2,725	(888)
Interest expense	(101)	(321)	(900)	(527)
Other income (expense), net	—	23	130	136
Income (loss) from continuing operations before income taxes	144	(579)	1,955	(1,279)
Provision for income taxes	67	5	324	82
Income (loss) from continuing operations	77	(584)	1,631	(1,361)
Loss from discontinued operations	—	—	—	(1,445)
Net income (loss)	$77	$(584)	$1,631	$(2,806)

Net income (loss) per share:
Basic earnings per share:
Continuing operations	$0.01	$(0.10)	$0.25	$(0.23)
Discontinued operations	—	—	—	(0.24)
Net income (loss) per share	$0.01	$(0.10)	$0.25	$(0.47)

Dilutive earnings per share:
Continuing operations	$0.01	$(0.10)	$0.23	$(0.23)
Discontinued operations	—	—	—	(0.24)
Net income (loss) per share	$0.01	$(0.10)	$0.23	$(0.47)
Shares used in computing net income (loss) per share:
Basic	6,934	5,966	6,423	5,927
Diluted	8,000	5,966	7,105	5,927

RECONCILIATION OF GAAP TO NON-GAAP
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	April 30,		April 30,
	2008	2007	2008	2007
GAAP net income (loss)	$77	$(584)	$1,631	$(2,806)

Amortization of intangible assets	163	184	770	307
Stock based compensation expenses	65	12	210	117
Amortization of discount on notes payable	25	109	199	138
Costs to close German office	276	-	276	-
Total adjustments to GAAP net income	529	305	1,455	562

Non-GAAP net income (loss)	$606	$(279)	$3,086	$(2,244)

Non-GAAP diluted earnings per share	$0.08	$(0.05)	$0.43	$(0.38)

GAAP operating income (loss)	$245	$(281)	$2,725	$(888)

Amortization of intangible assets	163	184	770	307
Depreciation	36	41	111	185
Stock based compensation expenses	65	12	210	117
Costs to close German office	276	-	276	-
Total adjustments to GAAP operating income	540	237	1,367	609

Non-GAAP operating income (loss) - Adjusted EBITDA	$785	$(44)	$4,092	$(279)